Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

COLUMBUS, OH--(Marketwired - Jun 24, 2015) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $846.0 million and net earnings of $28.9 million, or $0.44 per diluted share, for its fiscal 2015 fourth quarter ended May 31, 2015. Net earnings in the quarter include pre-tax impairment, restructuring and other charges totaling $6.5 million. The after-tax impact of these charges reduced earnings per diluted share by $0.08.

In the fourth quarter of the prior year, the Company reported net sales of $891.0 million and net earnings of $33.2 million, or $0.47 per diluted share. Included in the prior year quarter were several impairment and other non-recurring items which resulted in a net pre-tax charge of $16.1 million. The after-tax impact of this net charge reduced earnings per diluted share by $0.13.

For the fiscal year ended May 31, 2015, the Company reported net sales of $3.4 billion and net earnings of $76.8 million, or $1.12 per diluted share. Net sales were up 8%, or $257.8 million, driven primarily by acquisitions in Steel Processing and Pressure Cylinders. Current year net earnings were adversely affected by pre-tax impairment, restructuring and other charges totaling $107.1 million, including a non-cash impairment charge of $83.9 million related to the Company's Engineered Cabs business. The after-tax impact of these charges reduced earnings per diluted share by $1.00. Impairment and other non-recurring items in the prior year resulted in net pre-tax charge of $36.0 million. The after-tax impact of this net charge reduced earnings per diluted share by $0.22.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)
	4Q 2015	3Q 2015	4Q 2014	12M2015	12M2014
Net sales	$846.0	$804.8	$891.0	$3,384.2	$3,126.4
Operating income (loss)	27.2	(52.1)	32.3	60.6	135.8
Equity income	18.4	18.8	22.2	87.5	91.5
Net earnings (loss)	28.9	(25.7)	33.2	76.8	151.3
Earnings (loss) per share	$0.44	$(0.39)	$0.47	$1.12	$2.11

"We had a solid quarter and we generated solid earnings for fiscal 2015; however, we did not meet our goal of year-over-year growth," said John McConnell, Chairman and CEO. "There were a number of factors that contributed to the softer year-over-year results, including falling steel prices, the downturn in oil and gas markets, and operations issues at certain facilities which are being addressed." McConnell added, "We continue to pursue growth opportunities, organically as well as through acquisitions."

Consolidated Quarterly Results

Net sales for the fourth quarter ended May 31, 2015 were $846.0 million, down 5% from the comparable quarter in the prior year, when net sales were $891.0 million. The decrease was driven by lower volume in Steel Processing and Pressure Cylinders and lower average selling prices in Steel Processing as a result of lower steel prices.

Gross margin declined $20.5 million from the prior year quarter to $110.3 million. The overall positive impact from the recent acquisitions was more than offset by lower volume in Pressure Cylinders and higher inventory holding losses in Steel Processing due to falling steel prices.

Operating income for the current quarter was $27.2 million, a decrease of $5.1 million from the prior year quarter. The decrease in gross margin was partially offset by lower impairment and restructuring charges.

Interest expense was $8.2 million for the current quarter, compared to $8.0 million in the comparable period of the prior year, as average debt levels and average interest rates were relatively unchanged.

Equity in net income from unconsolidated joint ventures decreased $3.8 million from the prior year quarter to $18.4 million on sales of $372.3 million. The overall decrease in earnings was led by a $2.5 million decrease at Serviacero, which was negatively impacted by the falling price of steel.

Income tax expense was $6.2 million in the current quarter compared to $18.4 million in the comparable quarter in the prior year. The decrease was due to lower earnings and a discrete tax adjustment related to foreign tax credits. The current quarter tax expense reflected an effective rate of 17.8% compared to 35.7% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $670.7 million, down $29.1 million from February 28, 2015, due to lower short-term borrowings. The Company had $31.1 million of cash at quarter end.

Quarterly Segment Results

Steel Processing's net sales of $540.0 million were down 4%, or $23.6 million, from the prior year on lower toll volume and lower average selling prices. Operating income of $22.6 million was $10.8 million lower than the prior year quarter due to lower toll volume and higher inventory holding losses.

Pressure Cylinders' net sales of $251.6 million were down 5%, or $12.6 million, from the comparable prior year quarter driven by lower volume and lower average selling prices. Operating income of $10.3 million was $4.3 million higher than the prior year quarter as a decrease in total impairment and restructuring charges more than offset the declines in oil and gas equipment and industrial products. Operating income in the prior year quarter also benefited from a $4.9 million litigation gain in SG&A.

Engineered Cabs' net sales of $46.5 million were $6.2 million below the prior year quarter due to the January 2015 sale of the assets of Advanced Component Technologies, Inc. and lower volume in the agriculture market. The $3.7 million operating loss in the current quarter showed a $0.5 million improvement over the prior year quarter due to lower SG&A expenses.

The "Other" category includes the Construction Services and Energy Innovations businesses, as well as non-allocated corporate expenses. Operations in the "Other" category reported net sales of $8.0 million, a decrease of $2.6 million from the prior year quarter as both the Construction Services and Energy Innovations businesses reported lower volumes. The operating loss of $1.9 million was driven primarily by losses within the Construction Services business, which the Company is exiting.

Recent Business Developments

•
On April 23, 2015, the Company amended its five-year, revolving credit facility, increasing commitments under the facility by $75.0 million, to a total of $500.0 million, and extending the maturity by three years to April 2020.

•	During the quarter, the Company repurchased a total of 1,095,387 common shares for $29.1 million at an average price of $26.54.

•	On June 24, 2015, the Board of Directors declared a quarterly dividend of $0.19 per share payable on September 29, 2015 to shareholders of record on September 15, 2015.

Outlook

"We are confident in our Company's strategy to drive growth and our continuous improvement initiatives. The economy has shown some resiliency in automotive and an improving construction market, but there are other areas, like agriculture, where it is less than robust," McConnell noted, "We are seeing a more stabilized steel pricing environment."

Conference Call

Worthington will review fourth quarter and full-year results during its quarterly conference call on June 25, 2015, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion. Headquartered in Columbus, Ohio, Worthington is North America's premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 11,000 people and operates 83 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; the ability to correct performance issues at operations; future or expected growth, forward momentum, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2014.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Net sales	$846,023	$891,005	$3,384,234	$3,126,426
Cost of goods sold	735,711	760,169	2,920,701	2,633,907
Gross margin	110,312	130,836	463,533	492,519
Selling, general and administrative expense	76,593	74,781	295,920	300,396
Impairment of goodwill and long-lived assets	2,344	22,871	100,129	58,246
Restructuring and other expense (income)	4,023	869	6,514	(2,912)
Joint venture transactions	139	(12)	413	1,036
Operating income	27,213	32,327	60,557	135,753
Other income (expense):
Miscellaneous income (expense)	(961)	3,066	795	16,963
Interest expense	(8,227)	(7,977)	(35,800)	(26,671)
Equity in net income of unconsolidated affiliates	18,433	22,233	87,476	91,456
Earnings before income taxes	36,458	49,649	113,028	217,501
Income tax expense	6,232	18,401	25,772	57,349
Net earnings	30,226	31,248	87,256	160,152
Net earnings (loss) attributable to noncontrolling interest	1,361	(1,915)	10,471	8,852
Net earnings attributable to controlling interest	$28,865	$33,163	$76,785	$151,300

Basic
Average common shares outstanding	64,217	67,980	66,309	68,944
Earnings per share attributable to controlling interest	$0.45	$0.49	$1.16	$2.19

Diluted
Average common shares outstanding	65,767	70,441	68,483	71,664
Earnings per share attributable to controlling interest	$0.44	$0.47	$1.12	$2.11

Common shares outstanding at end of period	64,141	67,408	64,141	67,408

Cash dividends declared per share	$0.18	$0.15	$0.72	$0.60

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$31,067	$190,079
Receivables, less allowances of $3,085 and $3,043 at May 31, 2015 and May 31, 2014, respectively	474,292	493,127
Inventories:
Raw materials	181,975	213,173
Work in process	107,069	105,872
Finished products	85,931	90,957
Total inventories	374,975	410,002
Income taxes receivable	12,119	5,438
Assets held for sale	23,412	32,235
Deferred income taxes	22,034	24,272
Prepaid expenses and other current assets	54,294	43,769
Total current assets	992,193	1,198,922

Investments in unconsolidated affiliates	196,776	179,113
Goodwill	238,999	251,093
Other intangible assets, net of accumulated amortization of $47,547 and $35,506 at May 31, 2015 and May 31, 2014, respectively	119,117	145,993
Other assets	24,867	22,399
Property, plant & equipment:
Land	16,017	15,260
Buildings and improvements	218,182	213,848
Machinery and equipment	872,986	848,889
Construction in progress	40,753	32,135
Total property, plant & equipment	1,147,938	1,110,132
Less: accumulated depreciation	634,748	611,271
Property, plant and equipment, net	513,190	498,861
Total assets	$2,085,142	$2,296,381

Liabilities and equity
Current liabilities:
Accounts payable	$294,129	$333,744
Short-term borrowings	90,550	10,362
Accrued compensation, contributions to employee benefit plans and related taxes	66,252	78,514
Dividends payable	12,862	11,044
Other accrued items	56,913	49,873
Income taxes payable	2,845	4,953
Current maturities of long-term debt	841	101,173
Total current liabilities	524,392	589,663

Other liabilities	58,269	76,426
Distributions in excess of investment in unconsolidated affiliate	61,585	59,287
Long-term debt	579,352	554,790
Deferred income taxes	21,495	71,333
Total liabilities	1,245,093	1,351,499

Shareholders' equity - controlling interests	749,112	850,812
Noncontrolling interests	90,937	94,070
Total equity	840,049	944,882
Total liabilities and equity	$2,085,142	$2,296,381

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Operating activities
Net earnings	$30,226	$31,248	$87,256	$160,152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,760	19,967	85,089	79,730
Impairment of goodwill and long-lived assets	2,344	22,871	100,129	58,246
Benefit (provision) for deferred income taxes	1,401	(5,660)	(39,960)	(25,916)
Bad debt expense	365	462	259	32
Equity in net income of unconsolidated affiliates, net of distributions	(3,925)	(6,960)	(12,299)	(15,333)
Net loss (gain) on sale of assets	(204)	(352)	3,277	(11,212)
Stock-based compensation	5,005	8,810	17,916	22,017
Excess tax benefits - stock-based compensation	(762)	(1,586)	(7,178)	(8,880)
Gain on previously held equity interest in TWB	-	-	-	(11,000)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	21,097	(34,207)	32,011	(49,206)
Inventories	98,033	21,573	54,108	(38,010)
Prepaid expenses and other current assets	(4,113)	(7,057)	(15,295)	(2,921)
Other assets	(4,014)	(5,091)	1,617	(5,278)
Accounts payable and accrued expenses	(93,245)	(38,503)	(83,190)	69,682
Other liabilities	743	2,924	(9,365)	6,943
Net cash provided by operating activities	74,711	8,439	214,375	229,046

Investing activities
Investment in property, plant and equipment	(22,990)	(19,181)	(96,255)	(71,338)
Investment in notes receivable	-	-	(7,300)	-
Acquisitions, net of cash acquired	191	(29,151)	(105,291)	(11,517)
Distributions from (investments in) unconsolidated affiliates	-	-	(8,230)	9,223
Proceeds from sale of assets and insurance	10,194	3,125	14,007	27,438
Net cash used by investing activities	(12,605)	(45,207)	(203,069)	(46,194)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(33,597)	(24,994)	79,047	(103,618)
Proceeds from long-term debt	4,176	247,566	30,572	247,566
Principal payments on long-term debt	(207)	(364)	(102,852)	(1,219)
Proceeds from (payments for) issuance of common shares	1,283	(628)	2,910	4,618
Excess tax benefits - stock-based compensation	762	1,586	7,178	8,880
Payments to noncontrolling interest	(1,312)	(1,819)	(13,379)	(40,969)
Repurchase of common shares	(32,945)	(37,140)	(127,360)	(128,218)
Dividends paid	(11,667)	(10,246)	(46,434)	(31,198)
Net cash provided (used) by financing activities	(73,507)	173,961	(170,318)	(44,158)

Increase (decrease) in cash and cash equivalents	(11,401)	137,193	(159,012)	138,694
Cash and cash equivalents at beginning of period	42,468	52,886	190,079	51,385
Cash and cash equivalents at end of period	$31,067	$190,079	$31,067	$190,079

SUPPLEMENTAL DATA
(In thousands, except Pressure Cylinders units)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Volume:
Steel Processing (tons)	875	949	3,510	3,282
Pressure Cylinders (units)	22,082,614	22,503,087	81,112,610	82,859,488

Net sales:
Steel Processing	$539,954	$563,515	$2,145,744	$1,936,073
Pressure Cylinders	251,613	264,184	1,001,402	928,396
Engineered Cabs	46,469	52,714	192,953	200,528
Other	7,987	10,592	44,135	61,429
Total net sales	$846,023	$891,005	$3,384,234	$3,126,426

Material cost:
Steel Processing	$396,142	$412,183	$1,567,325	$1,392,009
Pressure Cylinders	122,832	124,442	474,319	426,856
Engineered Cabs	22,774	24,639	89,309	90,854

Selling, general and administrative expense:
Steel Processing	$33,872	$33,755	$123,372	$129,669
Pressure Cylinders	37,026	30,000	141,092	125,984
Engineered Cabs	5,903	7,995	26,128	30,620
Other	(208)	3,031	5,328	14,123
Total selling, general and administrative expense	$76,593	$74,781	$295,920	$300,396

Operating income (loss):
Steel Processing	$22,555	$33,312	$108,707	$119,025
Pressure Cylinders	10,316	5,997	58,113	55,004
Engineered Cabs	(3,726)	(4,232)	(97,260)	(26,516)
Other	(1,932)	(2,750)	(9,003)	(11,760)
Total operating income	$27,213	$32,327	$60,557	$135,753

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Volume (units):
Consumer Products	13,550,943	12,886,257	48,964,578	48,785,465
Industrial Products	8,414,576	9,493,075	31,705,116	33,623,049
Alternative Fuels	115,105	121,160	431,954	442,685
Oil and Gas Equipment	1,717	2,520	10,246	8,201
Cryogenics	273	75	716	88
Total Pressure Cylinders	22,082,614	22,503,087	81,112,610	82,859,488

Net sales:
Consumer Products	$57,158	$60,013	$219,355	$219,423
Industrial Products	118,361	129,383	438,050	455,296
Alternative Fuels	26,141	24,038	94,157	93,029
Oil and Gas Equipment	46,080	44,990	231,097	153,541
Cryogenics	3,873	5,760	18,743	7,107
Total Pressure Cylinders	$251,613	$264,184	$1,001,402	$928,396

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of impairment of goodwill and long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$2,500	$3,050	$7,141
Pressure Cylinders	2,344	20,371	11,911	32,005
Engineered Cabs	-	-	83,989	19,100
Other	-	-	1,179	-
Total impairment of goodwill and long-lived assets	$2,344	$22,871	$100,129	$58,246

Restructuring and other expense (income):
Steel Processing	$130	$-	$72	$(3,382)
Pressure Cylinders	3,482	289	6,408	(745)
Engineered Cabs	(19)	-	(332)	-
Other	430	580	366	1,215
Total restructuring and other expense (income)	$4,023	$869	$6,514	$(2,912)

Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	139	(12)	413	1,036
Total joint venture transactions	$139	$(12)	$413	$1,036